PADGETT, STRATEMANN & CO., L.L.P.
Certified Public Accountants
and Business Advisors

December 14, 1999

Mr. Francis L. Simola, President/CEO
PowerCold Corporation and Subsidiaries
103 Guadalupe Drive
Cibolo, Texas  78108

Dear Mr. Simola:

This is to confirm that the client-auditor relationship between PowerCold Corporation & Subsidiaries (Commission File Number 33-19584), and Padgett, Stratemann & Co., L.L.P. has ceased.

Sincerely,

/s/Padgett, Stratemann & Co., L.L.P.

Padgett, Stratemann & Co., L.L.P.
Certified Public Accountants

cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 Fifth Street, N.W.
     Washington, DC  20549




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